Exhibit 99.1

NeoStem Signs Definitive Agreement to Acquire Controlling Interest in a Leading Chinese Pharmaceutical Company

NEW YORK, Nov. 3 /PRNewswire-FirstCall/ -- NeoStem, Inc. (Amex: NBS), which is pioneering the pre-disease collection, processing and long-term storage of adult stem cells for future medical need, announced today that it has agreed to acquire China Biopharmaceuticals Holdings, Inc. (OTC Bulletin Board - CHBP). It is anticipated that this acquisition will expand the capabilities and worldwide reach of NeoStem. Suzhou Erye Pharmaceutical Co. Ltd. (“Erye”), the primary subsidiary of China Biopharmaceuticals is located in Suzhou, China and is currently tracking to generate revenues of approximately $50 million (US) and net over $7 million (US) in 2008. NeoStem will have a 51% controlling interest in Erye who currently manufactures over 100 drugs on seven GMP lines, including small molecule drugs. Erye has been in business for more than 50 years and is respected for its quality, service and reliability. Erye has begun its three year expansion and relocation program which is anticipated to enhance revenues, profits, and manufacturing capabilities in one of the fastest growing medical markets, the Peoples Republic of China.

“We are excited to work with NeoStem to bring new technologies and enhance our drug pipeline. Our facility relocation will allow us to expand manufacturing of small molecule drugs and distribute into China realizing what could be a tremendous market potential,” said Madame Jiang, General Manager of Erye.

Robin Smith, MD, CEO of NeoStem further commented, “We are excited about our collaboration with Suzhou Erye Pharmaceutical Co. Ltd. as it will open new markets, distribution channels and capabilities for production of stem cell related products in the world’s fastest growing economy.”

The consideration to be paid by NeoStem to effect the merger consists of the issuance of a combination of 13.0 million shares of common stock, up to 4.4 million warrants to purchase shares of common stock and 7.0 million shares of convertible preferred stock. This acquisition is subject to the approval of the shareholders of NeoStem, Inc. and China Biopharmaceuticals Holdings, Inc., regulatory approvals, as well as the satisfaction of other customary conditions and is expected to close in the 1st calendar quarter of 2009. The merger will be more fully described in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission within four business days of the signing of the definitive agreement.

About NeoStem, Inc.

NeoStem is developing a network of adult stem cell collection centers that are focused on enabling people to donate and store their own (autologous) stem cells when they are young and healthy for their personal use in times for future medical need. The Company has also recently entered into research and development through the acquisition of a worldwide exclusive license to technology to identify and isolate VSELs (very small embryonic-like stem cells), which have been shown to have several physical characteristics that are generally found in embryonic stem cells.

About China Biopharmaceuticals Holdings, Inc.

China Biopharmaceuticals Holdings, Inc is a vertically integrated pharmaceutical company dedicated to the discovery, development, manufacturing and marketing of small and large molecule pharmaceutical products, including medicines, vaccines, and active pharmaceutical ingredients for various categories of diseases. CHBP is a U.S.-listed public company with operating subsidiaries and senior management based in China.

For more information, please visit: www.neostem.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company's actual results, including the successful closing of the acquisition transaction, could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's periodic filings with the Securities and Exchange Commission. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.

Contact:
NeoStem, Inc.
Robin Smith, Chief Executive Officer
T: 212-584-4180
E: rsmith@neostem.com
www.neostem.com

CONTACT: Robin Smith, Chief Executive Officer of NeoStem, Inc., +1-212-584-4180, rsmith@neostem.com